FIRST AMENDMENT TO
DISTRIBUTION AGREEMENT

WHEREAS, PFM Funds, a Virginia business trust (the "Trust"), and PFM Fund Distributors, Inc., a Pennsylvania corporation (hereinafter referred to as the “Distributor”) are parties to a Distribution Agreement dated as of September 29, 2008 (the "Agreement") with respect to the Trust’s Prime Series (“Prime Series”) and Government Series (“Government Series”) and each of the share classes of Prime Series identified in Annex A of the Agreement; and

WHEREAS, the Trust's Board of Trustees (the “Board”) approved the termination of the Cash Management Class of shares of Prime Series, effective February 27, 2009; and

WHEREAS, the Board approved a certificate of designation creating the Independent Schools and Colleges Class of Prime Series, effective May 4, 2009; and

WHEREAS, the Trust and the Distributor desire to amend the Agreement to reflect these changes and to retain the Distributor to provide services under the Agreement for all classes of shares of Prime Series and Government Series, whether now or hereafter formed;

NOW THEREFORE:

1.  Effective as of May 4, 2009, Annex A of the Agreement is amended to provide:

FUNDS COVERED BY THE AGREEMENT

The Distributor shall render services under this Agreement with respect to the following Funds and any classes of shares of the Funds:

Prime Series
Government Series

2.  Except as set forth herein, all other provisions of the Agreement shall remain in full force and effect.

PFM FUNDS

By:
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PFM FUND DISTRIBUTORS, INC.

By:

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